Dodie Kent
                                                              Vice President and
                                                       Associate General Counsel
                                                                  (212) 314-3962
                                                             Fax: (212) 707-7785


[EQUITABLE-AXA LOGO]
                                                                  LAW DEPARTMENT


                                                                     May 2, 2008
VIA EDGAR
---------

Securities and Exchange Commission
ATTN:  Sonny Oh
100 F Street, NE
Washington, D.C. 20549

         Re:      MONY Life Insurance Company of America
                  File No. 333-150594
                  ----------------------------------------------------------


Commissioners

       MONY Life Insurance Company of America requests the withdrawal of its submission of a registration statement made on Form S-3, on May 2, 2008 accession number 0000089024-08-000298.

                                              Very truly yours,


                                              /s/ Dodie Kent
                                              ------------------
                                              Dodie Kent






                      AXA EQUITABLE LIFE INSURANCE COMPANY
              1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104